Exhibit 3.1

Authorisation Code : 739550446820 www.verify.gov.ky 19 August 2025 HS-388466 Certificate of Incorporation on Change of Name I DO HEREBY CERTIFY that NWTN Inc. having by Special resolution dated 12th day of August Two Thousand Twenty-Five changed its name, is now incorporated under name of Robo.ai Inc. Given under my hand and Seal at George Town in the Island of Grand Cayman this 15th day of August Two Thousand Twenty-Five An Authorised Officer, Registry of Companies, Cayman Islands.